Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Third Quarter 2020 Results

•	Q3 GAAP net income of $57 million / $0.66 per diluted share

•	Adjusted EBITDA of $140 million

•	Net debt down to $541 million / liquidity strengthened to $477 million at quarter-end

•	$38 million YTD EBITDA contribution from our recently acquired U.S. sawmills

•	Remi G. Lalonde to succeed Yves Laflamme as president and CEO as of March 1

MONTRÉAL, CANADA, November 5, 2020 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended September 30, 2020, of $57 million, or $0.66 per diluted share, compared to a net loss of $43 million, or $0.47 per share, in the same period in 2019. Sales were $730 million in the quarter, an increase of $25 million from the year-ago period. Excluding special items, the company reported net income of $62 million, or $0.72 per diluted share, compared to a net loss of $34 million, or $0.37 per share, in the third quarter of 2019.

“We took advantage of the rally in lumber prices to further deleverage the balance sheet and drive shareholder value by opportunistically repurchasing 5% of outstanding shares,” said Yves Laflamme, president and chief executive officer. “While the pulp and paper segments continue to suffer from pandemic economics, we used part of the cash we generated with our lumber business to fully repay all revolving borrowings under our credit facilities, except for the low-interest term loan used to finance the acquisition of the U.S. sawmills, which have generated $38 million of EBITDA under our ownership this year. The tissue business is also picking up steam: with $6 million of EBITDA in the quarter, it has generated $19 million of EBITDA in the last twelve months.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Resolute also today announced the selection and appointment of Remi G. Lalonde as the company’s next president and chief executive officer, and a member of the board of directors, succeeding Yves Laflamme, as of March 1, 2021.

Operating Income Variance Against Prior Period

Consolidated

The company reported operating income of $97 million in the quarter, compared to $6 million in the second quarter. The $91 million improvement over the previous quarter reflects the favorable impact of higher lumber pricing ($117 million), offset by higher stumpage fees with the increase in lumber pricing ($5 million) and lower market pulp prices ($7 million).

Segment Operating Income Variance

As of the second quarter 2020, the company’s results from the newsprint and specialty papers segments have been combined into one paper segment. Comparative information, including the information in this earnings release, has been modified to conform with the revised segment presentation.

Market Pulp

The market pulp segment recorded an operating loss of $4 million in the quarter, compared to operating income of $10 million in the previous quarter. The change reflects a $26 per metric ton, or 4%, slip in the average transaction price on softer market conditions and an increase of $27 per metric ton, or 5%, in the operating cost per unit (the “delivered cost”) due mostly to higher planned maintenance costs. Shipments improved by 15,000 metric tons and finished goods inventory fell to 71,000 metric tons at quarter-end. EBITDA in the segment was $2 million.

Tissue

The company reported operating income of $2 million in the tissue segment in the quarter, $4 million better than the previous quarter. The average transaction price rose by 4%, or $71 per short ton in the quarter, primarily as a result of the company’s ongoing progress around customer and product mix. But shipments slipped by 3,000 short tons in the quarter as a result of increasingly challenging conditions in away-from-home end-markets due to the effects of the pandemic. Delivered cost per unit fell by $55 per short ton, or 3%, as a result of lower maintenance costs compared to annual outages in the previous quarter. Finished goods inventory at quarter-end was 6,000 short tons. Quarter-over-quarter segment EBITDA improved by $3 million, to $6 million.

Wood Products

The wood products segment reported operating income of $128 million in the quarter, an improvement of $113 million compared to the previous quarter. The significant improvement is due to the $217 per thousand board feet, or 57%, increase in average transaction price, reflecting strong market conditions, particularly from the repair and remodeling market and U.S. housing starts. The delivered cost rose by $6 per thousand board feet, or 2%, to $361 per thousand board feet, mostly due to higher stumpage fees, which track lumber market prices. Shipments rose by 16 million board feet and inventory was unchanged, at 121 million board feet. EBITDA in the segment improved by $114 million, to $139 million, with the recently-acquired U.S. sawmills contributing $31 million to our EBITDA in the quarter.

Paper

The company generated an operating loss of $12 million in the paper segment in the quarter, unchanged from the previous quarter. Despite the challenging market conditions for marketing-dependent products like newspapers, inserts, flyers and commercial papers, the average transaction price improved slightly in the quarter, to $594 per metric ton, or 1%, and inventory fell by 5%. Shipments were unchanged, at 351,000 metric tons, reflecting the company’s leaner production footprint implemented to cope with the dramatic reduction in economic activity during the pandemic. The delivered cost was stable. EBITDA in the segment improved by $2 million, to $6 million.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company reported operating income of $97 million in the third quarter, compared to an operating loss of $18 million in the third quarter of 2019. The $115 million increase reflects the favorable impact of higher selling prices for wood products ($104 million), contribution from the recently-acquired U.S. sawmills ($26 million), lower maintenance costs ($22 million), and the weaker Canadian dollar ($8 million). These items were partly offset by the effects of lower selling prices and fewer shipments in the market pulp and paper segments ($52 million) due to softer market conditions. Adjusted EBITDA of $140 million was $117 million higher than the third quarter of 2019.

Corporate and Finance

The company generated $100 million of cash from operating activities in the quarter and invested $16 million, net, in fixed assets. It also repurchased 4.5 million shares of common stock, or 5% of the amount outstanding, for $18 million, and further reduced borrowings under its credit facilities by $69 million.

The company’s liquidity improved by $81 million in the quarter, to $477 million, and net debt fell by $62 million, to $541 million. By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $214 million on the balance sheet, including $20 million paid in the quarter.

Yesterday, the company’s subsidiary, Resolute FP Canada Inc., entered into a 10-year secured delayed term loan facility with Investissement Québec for up to $167 million (CA $220 million), with an initial availability of approximately $114 million (CA $149 million), subject to certain conditions. Borrowings under the Canadian dollar-denominated facility will bear interest at a floating rate of interest equal to 1.45% above Canadian Banker’s acceptance rate. The facility is meant to be used to finance activities and support obligations in Quebec.

Outlook

Looking ahead, Mr. Laflamme added: “Together with our strong Canadian lumber business, the well-timed acquisition of U.S. sawmills positioned us well for the recent spike in lumber prices. Although market prices have come off their highs in recent weeks, the demand from the repair & remodeling sector as well as robust U.S. housing starts speak to strong market fundamentals. Accordingly, we are preparing our El Dorado, Arkansas sawmill to be restarted in the next few months. Following a very difficult stretch of over six months, there are signs that paper markets activity is slowly and gradually starting to recover, but we expect that the pandemic will have caused some measure of step-change in the secular demand decline trend. In the last quarter, pulp markets were also affected by the pandemic, but we are already seeing global inventories stabilize around balanced levels, and we are cautiously optimistic that markets will recover with overall economic conditions. In regards to tissue, we will continue to focus on customer portfolio optimization and productivity improvements. While retail end-market conditions remain strong, the away-from-home space, which represents about a third of our business, is under pressure due to the drop in commercial activity.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (833) 979-2727 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until November 19, 2020, by dialing (800) 585-8367, conference number 4896134.

Description of Special Items

Special items	Third quarter
(in millions)	2020	2019
Net gain on disposition of assets	$—	$(1)
Non-operating pension and other postretirement benefit credits	(5)	(12)
Other (income) expense, net	14	17
Income tax effect of special items	(4)	5

Total	$5	$9

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to the impact of the coronavirus or COVID-19 pandemic and resulting economic conditions on our business, results of operations and market price of our securities, and to our: efforts and initiatives to reduce costs, increase revenues, improve profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “project,” “progress,” “build,” “plan,” “grow”, “lead” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: the coronavirus or COVID-19 pandemic and resulting economic conditions, developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into wood manufacturing in the U.S. and tissue production and sales, or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics; disruptions to our information technology systems including cybersecurity incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; changes relating to LIBOR, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any shutdown of machines or facilities, restructuring of operations or sale of assets resulting in any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2019, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and changes in consumer habits and which should be read in conjunction with the COVID-19 risk factor update set forth under the heading “Risk Factors” in Part II, Item 1A of the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2020.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in close to 70 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts

Investors Marianne Limoges Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Sales	$730	$705	$2,031	$2,255
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	475	558	1,463	1,648
Depreciation and amortization	43	42	125	124
Distribution costs	80	94	258	295
Selling, general and administrative expenses	35	30	101	103
Closure costs, impairment and other related charges	—	—	(2)	—
Net gain on disposition of assets	—	(1)	(9)	(1)

Operating income (loss)	97	(18)	95	86
Interest expense	(8)	(8)	(26)	(24)
Non-operating pension and other postretirement benefit credits	5	12	24	36
Other (expense) income, net (1)	(14)	(17)	24	(22)

Income (loss) before income taxes	80	(31)	117	76
Income tax provision	(23)	(12)	(55)	(52)

Net income (loss) including noncontrolling interest	57	(43)	62	24
Net income attributable to noncontrolling interest	—	—	—	—

Net income (loss) attributable to Resolute Forest Products Inc.	$57	$(43)	$62	$24

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.66	$(0.47)	$0.71	$0.26
Diluted	$0.66	$(0.47)	$0.71	$0.26

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	86.0	90.9	87.4	91.9
Diluted	86.2	90.9	87.6	93.0

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$20	$3
Accounts receivable, net:
Trade	273	273
Other	46	76
Inventories, net	511	522
Other current assets	58	33

Total current assets	908	907

Fixed assets, net	1,503	1,459
Amortizable intangible assets, net	65	48
Goodwill	31	—
Deferred income tax assets	825	915
Operating lease right-of-use assets	56	61
Other assets	290	236

Total assets	$3,678	$3,626

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$339	$342
Current portion of long-term debt	2	1
Current portion of operating lease liabilities	8	8

Total current liabilities	349	351

Long-term debt, net of current portion	559	448
Pension and other postretirement benefit obligations	1,337	1,460
Operating lease liabilities, net of current portion	51	57
Other liabilities	82	75

Total liabilities	2,378	2,391

Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,805	3,802
Deficit	(1,183)	(1,245)
Accumulated other comprehensive loss	(1,160)	(1,179)
Treasury stock at cost	(163)	(144)

Total Resolute Forest Products Inc. shareholders’ equity	1,299	1,234

Noncontrolling interest	1	1

Total equity	1,300	1,235

Total liabilities and equity	$3,678	$3,626

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Nine months
	ended September 30,
	2020	2019
Cash flows from operating activities:
Net income including noncontrolling interest	$62	$24
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	4	4
Depreciation and amortization	125	124
Deferred income taxes	55	52
Net pension contributions and other postretirement benefit payments	(66)	(96)
Net gain on disposition of assets	(9)	(1)
Loss (gain) on translation of foreign currency denominated deferred income taxes	23	(26)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(28)	27
Net planned major maintenance (payments) amortization	(2)	16
Changes in working capital:
Accounts receivable	20	60
Inventories	21	(14)
Other current assets	(21)	(11)
Accounts payable and accrued liabilities	(14)	(41)
Other, net	6	2

Net cash provided by operating activities	176	120

Cash flows from investing activities:
Cash invested in fixed assets	(53)	(82)
Acquisition of business, net of cash acquired (2)	(172)	—
Disposition of assets	9	2
Decrease in countervailing duty cash deposits on supercalendered paper	—	1
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(52)	(46)
Decrease in countervailing duty cash deposits on uncoated groundwood paper	—	6
Proceeds from insurance settlement	15	—
Other investing activities, net	5	—

Net cash used in investing activities	(248)	(119)

Cash flows from financing activities:
Net repayments under revolving credit facilities	(71)	—
Proceeds from long-term debt	180	—
Repayments of debt	(1)	(225)
Purchases of treasury stock (3)	(19)	(12)
Payments of financing and credit facility fees	—	(2)

Net cash provided by (used in) financing activities	89	(239)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	—	1

Net increase (decrease) in cash and cash equivalents, and restricted cash	$17	$(237)
Cash and cash equivalents, and restricted cash:
Beginning of period	$42	$345

End of period	$59	$108

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$20	$69
Restricted cash (included in “Other assets”)	$39	$39

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended September 30, 2020	Operating
(Unaudited, in millions of U.S. dollars, except per share amounts)	income	Net income	EPS
GAAP, as reported	$97	$57	$0.66
Adjustments for special items:
Non-operating pension and other postretirement benefit credits	—	(5)	(0.06)
Other expense, net	—	14	0.17
Income tax effect of special items	—	(4)	(0.05)

Adjusted for special items	$97	$62	$0.72

Three months ended September 30, 2019	Operating
(Unaudited, in millions of U.S. dollars, except per share amounts)	loss	Net loss	EPS
GAAP, as reported	$(18)	$(43)	$(0.47)
Adjustments for special items:
Net gain on disposition of assets	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit credits	—	(12)	(0.13)
Other expense, net	—	17	0.19
Income tax effect of special items	—	5	0.05

Adjusted for special items	$(19)	$(34)	$(0.37)

Nine months ended September 30, 2020	Operating
(Unaudited, in millions of U.S. dollars, except per share amounts)	income	Net income	EPS
GAAP, as reported	$95	$62	$0.71
Adjustments for special items:
Closure costs, impairment and other related charges	(2)	(2)	(0.02)
Net gain on disposition of assets	(9)	(9)	(0.10)
Non-operating pension and other postretirement benefit credits	—	(24)	(0.27)
Other income, net	—	(24)	(0.27)
Income tax effect of special items	—	8	0.08

Adjusted for special items	$84	$11	$0.13

Nine months ended September 30, 2019	Operating
(Unaudited, in millions of U.S. dollars, except per share amounts)	income	Net income	EPS
GAAP, as reported	$86	$24	$0.26
Adjustments for special items:
Net gain on disposition of assets	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit credits	—	(36)	(0.39)
Other expense, net	—	22	0.24
Income tax effect of special items	—	(2)	(0.02)

Adjusted for special items	$85	$7	$0.08

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended September 30, 2020 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net (loss) income including noncontrolling interest	$(4)	$2	$128	$(12)	$(57)	$57
Interest expense					8	8
Income tax provision					23	23
Depreciation and amortization	6	4	11	18	4	43

EBITDA	$2	$6	$139	$6	$(22)	$131
Non-operating pension and other postretirement benefit credits					(5)	(5)
Other expense, net					14	14

Adjusted EBITDA	$2	$6	$139	$6	$(13)	$140

Three months ended September 30, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net (loss) income including noncontrolling interest	$(12)	$(3)	$(4)	$8	$(32)	$(43)
Interest expense					8	8
Income tax provision					12	12
Depreciation and amortization	7	4	8	18	5	42

EBITDA	$(5)	$1	$4	$26	$(7)	$19
Net gain on disposition of assets					(1)	(1)
Non-operating pension and other postretirement benefit credits					(12)	(12)
Other expense, net					17	17

Adjusted EBITDA	$(5)	$1	$4	$26	$(3)	$23

Nine months ended September 30, 2020 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net income (loss) including noncontrolling interest	$3	$2	$148	$(27)	$(64)	$62
Interest expense					26	26
Income tax provision					55	55
Depreciation and amortization	18	13	32	51	11	125

EBITDA	$21	$15	$180	$24	$28	$268
Closure costs, impairment and other related charges					(2)	(2)
Net gain on disposition of assets					(9)	(9)
Non-operating pension and other postretirement benefit credits					(24)	(24)
Other income, net					(24)	(24)

Adjusted EBITDA	$21	$15	$180	$24	$(31)	$209

Nine months ended September 30, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue	Wood products	Paper (2)	Corporate and other	Total
Net income (loss) including noncontrolling interest	$57	$(15)	$(1)	$83	$(100)	$24
Interest expense					24	24
Income tax provision					52	52
Depreciation and amortization	17	13	25	54	15	124

EBITDA	$74	$(2)	$24	$137	$(9)	$224
Net gain on disposition of assets					(1)	(1)
Non-operating pension and other postretirement benefit credits					(36)	(36)
Other expense, net					22	22

Adjusted EBITDA	$74	$(2)	$24	$137	$(24)	$209

See Notes to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Other (expense) income, net for the three and nine months ended September 30, 2020 and 2019, was comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2020	2019	2020	2019
Foreign exchange (loss) gain	$(5)	$1	$9	$(9)
Insurance recovery (1)	–	–	15	–
Provision related to a litigation (2)	–	(23)	–	(23)
Miscellaneous (expense) income	(9)	5	–	10

	$(14)	$(17)	$24	$(22)

(1)

We recorded $15 million as other income for the nine months ended September 30, 2020, from the settlement of an insurance claim in connection with our acquisition of Atlas Paper Holdings, Inc. in 2015.

(2)

We accrued C$30 million of legal indemnity and interest costs for the three and nine months ended September 30, 2019, in connection with the Quebec Superior Court decision of the fair value of the shares of former dissenting shareholders of Fibrek Inc. upon acquisition in 2012.

2.

On February 1, 2020, we acquired from Conifex Timber Inc. all of the equity securities and membership interests in certain of its subsidiaries, the business of which consists mainly in the operation of three sawmills and related assets in Cross City (Florida) and in Glenwood and El Dorado (Arkansas) (or, the “U.S. Sawmill Business”). The U.S. Sawmill Business acquired produces construction-grade dimensional lumber and decking products from locally sourced southern yellow pine for distribution within the U.S. This acquisition will diversify our lumber production, and increase our operating capacity in the U.S. South.

The fair value of the consideration, paid in cash for the U.S. Sawmill Business acquired is $173 million.

3.

On March 2, 2020, our board of directors authorized a share repurchase program of up to 15% of our common stock, for an aggregate consideration of up to $100 million. During the three and nine months ended September 30, 2020, we repurchased 4.5 million and 4.8 million shares, respectively, at a cost of $18 million and $19 million, respectively. During the three and nine months ended September 30, 2019, we repurchased 1.1 million and 1.8 million shares, respectively, at a cost of $7 million and $12 million under our $150 million share repurchase program, which was completed in 2019.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges, and gain or losses on disposition of assets that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.

2.

In the second quarter of 2020, the results from our newsprint and specialty papers operations have been combined to form the paper reportable segment. This better reflects management’s internal analysis, given the diminishing percentage newsprint and specialty papers represent in our product portfolio. Comparative information has been modified to conform with this revised segment presentation.